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Exhibit 4.5

CONSENT AND FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

        This Consent and First Amendment to Revolving Credit Agreement (this "First Amendment") is made as of this 20th day of November, 2003 by and among Quanex Corporation, a Delaware corporation (the "Company"), Comerica Bank and the other banks signatory hereto and Comerica Bank, as agent for the Banks (in such capacity, "Agent").

RECITALS

        A.    Company, Agent and the Banks entered into that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (the "Credit Agreement") under which the Banks extended (or committed to extend) credit to the Company, as set forth therein.

        B.    Company has requested that Agent and the Banks (i) consent to the TruSeal Acquisition (as defined below), (ii) increase the amount of the Revolving Credit facility concurrently with this First Amendment, and (iii) make certain other amendments to the Credit Agreement, and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this First Amendment.

        NOW, THEREFORE, Company, Agent and Banks agree:

        1.     The undersigned Banks hereby consent and agree to (i) the acquisition of all of the stock or substantially all of the assets of TruSeal Technologies, Inc. (such acquisition, the "TruSeal Acquisition") by the Company, either directly or by a Domestic Subsidiary (if a stock purchase, TruSeal Technologies, Inc. shall be deemed a Significant Domestic Subsidiary, and if an asset acquisition, the entity holding the TruSeal Technologies, Inc. assets shall be deemed a Significant Domestic Subsidiary following the TruSeal Acquisition), subject to the following conditions: (a) that the Company consummate the TruSeal Acquisition on or before January 31, 2004, (b) the TruSeal Acquisition complies with the requirements set forth in clauses (a), (e) and (f) and clauses (b) or (c) of the definition of "Permitted Acquisitions", (c) the Company delivers to Banks copies of the documents, instruments and agreements relating to the TruSeal Acquisition (the "Acquisition Documents"), including a certificate of representations and warranties regarding the TruSeal Acquisition and the Acquisition Documents, and such other documents as Banks may reasonably request, all in form and substance acceptable to Banks, and (d) satisfaction of the conditions of effectiveness of this First Amendment set forth in Section 6 hereof; and (ii) extend the time period during which the Company or a Domestic Subsidiary of the Company may acquire the assets of North Star Steel Company's Monroe, Michigan operations (which acquisition was previously consented and agreed to by the requisite Banks pursuant to those certain Consent Letters dated as of May 5, 2003 and September 26, 2003 (collectively, the "Consent Letters")) may occur to January 31, 2004, provided, however, that the Company must satisfy all other requirements specified in the Consent Letters in connection with such acquisition.

        2.     Section 1 of the Credit Agreement is hereby amended as follows:

          (a)   the definition of "Revolving Credit Aggregate Commitment" in the Credit Agreement is deleted in its entirety, and the following is inserted in its place:

    ""Revolving Credit Aggregate Commitment" shall mean Three Hundred Ten Million Dollars ($310,000,000) subject to any reduction or termination under Section 2.13, 2.14 or 8.2 hereof."

          (b)   the following definition of "Net Income Adjustment" is inserted in Section 1 of the Credit Agreement in its appropriate alphabetical order:

    ""Net Income Adjustment" shall mean that amount to be added to the minimum Consolidated Tangible Net Worth required to be maintained under Section 6.10 hereof for any fiscal quarter, consisting of an amount equal to fifty percent (50%) of the Consolidated Net Income of the Company and its Subsidiaries (but only if a positive number) for any fiscal quarter without any deductions or adjustments for losses, commencing with the fiscal quarter ending April 30, 2004."

          (c)   the following definition of "Asset Adjustment" is inserted in Section 1 of the Credit Agreement in its appropriate alphabetical order:

    ""Asset Adjustment" shall mean that amount to be added to the minimum Consolidated Tangible Net Worth required to be maintained under Section 6.10 hereof for any fiscal quarter, consisting of an amount equal to the aggregate write ups of any assets during such fiscal quarter (with respect to assets acquired solely pursuant to a Permitted Acquisition or any other acquisition of all or substantially all of the assets or equity interests of any Person consented to by the requisite Banks) above the amounts set forth in the pro-forma balance sheet for such fiscal quarter submitted to the Agent and delivered by Agent to the Banks in compliance with the requirements for such acquisition under this Agreement or any consent or amendment hereto."

        3.     Section 6.10 of the Credit Agreement is hereby deleted in its entirety, and the following is inserted in its place:

    "6.10    Maintain Consolidated Tangible Net Worth.    Maintain as of the end of each fiscal quarter of Company (commencing with the quarter ending October 31, 2003), Consolidated Tangible Net Worth of not less than the following amounts during the periods specified below, plus in each case, the Equity Offering Adjustment, the Subordinated Debt Adjustment, the Asset Adjustment, if any, and the Net Income Adjustment:

Period	Amount
October 31, 2003	$320,000,000
January 31, 2004 and each quarter thereafter	$217,500,000

        4.     Existing Schedule 1.1 to the Credit Agreement is deleted in its entirety and a replacement Schedule 1.1 in the form of Attachment I to this First Amendment is inserted in its place.

        5.     Existing Schedule 1.2 to the Credit Agreement is deleted in its entirety and a replacement Schedule 1.2 in the form of Attachment II to this First Amendment is inserted in its place.

        6.     This First Amendment shall become effective according to the terms hereof and as of such date (the "First Amendment Effective Date") that the Company shall have satisfied the following conditions:

          (a)   Agent shall have received:

              (i)  counterpart originals of this First Amendment, in each case duly executed and delivered by Company and the requisite Banks, in form satisfactory to Agent and the Banks and counterpart originals of a Reaffirmation of Guaranty, duly executed and delivered by the Guarantors, in form satisfactory to Agent and Banks;

             (ii)  renewal and replacement Revolving Credit Notes (the "New Notes") substantially in the form of Exhibit B to the Credit Agreement, payable to the order of each of the Revolving Credit Banks previously having requested Revolving Credit Notes in the face amount of each such Bank's Percentage of the Revolving Credit as set forth in replacement Schedule 1.2 attached as Attachment II hereto

            (iii)  certified copies of resolutions of the Board of Directors of each of the Company and the Guarantors authorizing, as applicable, the execution and delivery of this First Amendment, the New Notes and the other Loan Documents required under this clause (a) and the performance by the Company and the undersigned Guarantors of each of their respective obligations under the Credit Agreement, as amended by this First Amendment; and

            (iii)  such other documents as Agent may reasonably request, in form and substance acceptable to Banks.

          (b)   Company shall have paid to Agent, for distribution to the Banks as applicable, (i) all interest, Fees and other amounts, if any, owed to the Agent and the Banks and accrued to the First Amendment Effective Date, (ii) a closing fee of $5,000 for each existing Bank which executes this First Amendment by the date stated in subparagraph (d) below, (iii) for each Revolving Credit Bank whose stated dollar commitment amount is increasing and each new Bank who has entered into a commitment to lend, an amendment fee of twenty (20) basis points on the amount of either the incremental increase in commitment, or the new commitment, as applicable and (iv) a special letter of credit fee to each new Bank and each existing Bank who has increased its commitment on the Letters of Credit outstanding on the effective date of such increase or new commitment, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase or new commitment, for the period from the effective date of such increase or new commitment to the expiration date of such Letters of Credit based upon each such Bank's new commitment or applicable incremental increase.

          (c)   No Default or Event of Default shall have occurred and be continuing.

          (d)   If the First Amendment Effective Date shall not have occurred on or before December 19, 2003, this First Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

        7.     The Company for itself and each of the Guarantors hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this First Amendment, the New Notes and the other Loan Documents required to be delivered hereunder, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned's corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendment contemplated in this First Amendment or Credit Agreement, as amended, of any governmental body, agency or authority, and this First Amendment, the Credit Agreement, as amended, the New Notes and the other Loan Documents required to be delivered hereunder, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties contained in Section 5 of the Credit Agreement, as amended are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of certain date, and (c) there has been no material change to the Pro Forma Projected Financial Information most recently provided to the Agent and the Banks with respect to the TruSeal Acquisition.

        8.     Except as specifically set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

        9.     Concurrently with the First Amendment Effective Date pursuant to Section 6 hereof, each Bank shall have (i) a Percentage equal to the percentage set forth in replacement Schedule 1.2 attached as Attachment II hereto, and (ii) Advances under the Revolving Credit (and participations in Letters of Credit) in its Percentage of all Advances under the Revolving Credit (and undrawn Letters of Credit) outstanding on the First Amendment Effective Date. To facilitate the foregoing, each Bank which as a result of the adjustments to Percentages evidenced by replacement Schedule 1.2 attached as Attachment II is to have a greater principal amount of Advances under the Revolving Credit outstanding than such Bank had outstanding under the Credit Agreement immediately prior to the First Amendment Effective Date shall deliver to the Agent immediately available funds to cover such Advances under the Revolving Credit (and the Agent shall, to the extent of the funds so received, disburse funds to each Bank which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Advances under the Revolving Credit outstanding than such Bank had under the Credit Agreement immediately prior to the First Amendment Effective Date). Each Bank, upon receipt of its New Note(s) (which Notes are to be in exchange for and not in payment of the predecessor Revolving Credit Notes) issued by the Company to such Bank, shall return its predecessor Revolving Credit Notes, and if applicable, its Swing Line Note, to the Agent which shall stamp such Notes "exchanged" and deliver said Notes to the Company. Each Person which did not previously execute and deliver the Credit Agreement shall, upon its execution of this First Amendment, be deemed a "Bank" under the Credit Agreement, and shall hold the Percentage set forth opposite its name in Schedule 1.2 attached as Attachment II hereto.

        10.   Unless otherwise defined to the contrary herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Credit Agreement, as amended.

        11.   This First Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

        12.   Any references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as amended by this First Amendment.

[signatures follow on succeeding pages]

        WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent	QUANEX CORPORATION
By:	By:

Its:	Its:

SWING LINE BANK AND ISSUING BANK:	COMERICA BANK
By:

Its:

BANKS:	COMERICA BANK
By:

Its:

HARRIS TRUST & SAVINGS BANK
By:

Its:

U.S. BANK NATIONAL ASSOCIATION
By:

Its:

BANK OF AMERICA, N.A.
By:

Its:

WELLS FARGO BANK TEXAS, N.A.
By:

Its:

BNP PARIBAS
By:

Its:

UNION BANK OF CALIFORNIA, N.A.
By:

Its:

THE NORTHERN TRUST COMPANY
By:

Its:

SOUTHWEST BANK OF TEXAS, N.A.
By:

Its:

CREDIT LYONNAIS
By:

Its:

GUARANTY BANK
By:

Its:

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CONSENT AND FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT